Calculation of Filing Fee Table

Form S-8
(Form Type)

Bionano Genomics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	2018 Equity Incentive Plan, as amended Common Stock, $0.0001 par value per share	Other(2)	93,270	(3)	$2.98	$277,944.60	.00015310	$42.56
Equity	2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(2)	366	(4)	$2.54	$929.64	.00015310	$0.15
Equity	2020 Inducement Plan, as amended Common Stock, $0.0001 par value per share	Other(2)	30,000	(5)	$2.98	$89,400.00	.00015310	$13.69
Total Offering Amounts						$368,274.24		—
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$56.40

(1)
In addition to the number of shares of the common stock, par value $0.0001 per share (“Common Stock”), of Bionano Genomics, Inc. (the “Registrant”) stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock, that become issuable under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”), and the Registrant’s 2020 Inducement Plan, as amended (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” under the 2018 Plan are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 28, 2025. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” under the 2018 ESPP are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 28, 2025, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2018 ESPP.

(3)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2025 pursuant to an “evergreen” provision contained in the 2018 Plan.

(4)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2018 ESPP.

(5)	Represents an increase in the number of shares of Common Stock reserved for issuance under the Inducement Plan pursuant to an amendment to the Inducement Plan approved by the Board on March 7, 2025.